Exhibit 10.19

POLICY MEMORANDUM

January 25, 1994

TO:	File

FROM:	Jack Farber

RE:	Non-qualified Supplemental Executive Retirement Plan (“SERP”) covering Officers-Employees of CSS Industries, Inc. (the “Company”)

1.

With the approval of the Human Resources Committee of the Company’s Board of Directors, effective January 25, 1994, an additional SERP is instituted covering the officers of the Company who are employees thereof to the extent provided in paragraph “2” below. This SERP supersedes only the SERP set forth in the Policy Memorandum dated December 3, 1990;

2.

Commencing with the calendar year 1994, the Company will, for each year in which the Company makes a contribution to the Rapidforms, Inc. Profit Sharing Plan or such other profit sharing plan then maintained for the benefits of the employees of the Company (“Plan”), incur and accrue on its books as a liability to each such officer of the Company for whom it makes a contribution to the Plan, an amount equal to the product of (x) the percentage then used in deriving the dollar amount approved by the Company’s Board of Directors as the Company’s contribution to the Plan for such calendar year, and (y) the difference between (i) the lesser of each such Company officer’s total cash compensation for such calendar year or the dollar amount of the contribution limitation (subject to applicable COLA) imposed by Section 401 (a)(17) of the Internal Revenue Code of 1986, as amended, prior to the applicable provisions of the Revenue Reconciliation Act of 1993 (“Act”) and (ii) the dollar amount of the contribution limitation (subject to applicable COLA) imposed by the Act;

3.

The accruals on the Company’s books required by paragraph “2” above will be entered on the books of the Company for the benefit of each such officer on the same basis that accruals are entered on the books for the Company for its Plan participants;

4.

The amounts so accrued on the books of the Company as required by paragraph “2” above shall thereafter be adjusted to reflect the investment performance of the Plan, at the same time and as if such accrued amounts had been invested in the Plan during such period;

5.	All accrued amounts due to such an officer pursuant to the SERP shall be deemed vested and payable in accordance with and pursuant to the pertinent provisions of the Plan;
6.

All amounts payable by the Company to any officer (or to his or her designated beneficiary in the event of such officer’s death) for whose benefit amounts have been accrued on the Company’s books under the provision of the SERP shall represent an unsecured debt of the Company and the Company shall not be required to escrow or otherwise segregate any money or other property on account of its obligation hereunder; and

7.

Nothing herein contained shall be construed to affect the status or nature of the employment with the Company of each officer covered by the SERP and such employment shall continue to be an employment at will, unless otherwise expressly provided in a writing between the Company and such officer.

8.

Each officer-employee of the Company shall as a condition precedent to entitlement of SERP participation execute and deliver to the Company a form of designation of beneficiary of the SERP amount which has been accrued for such officer’s benefit in the event of his or her death, an acknowledgement of receipt of a copy of this memorandum and an agreement to be bound by the provisions hereof.

cc:	James G. Baxter Stephen V. Dubin Clifford E. Pietrafitta Ellen B. Kurtzman